Exhibit L-1

                   Appointment of Agent for Service of Process

     Emera Incorporated ("Emera") is organized under the laws of Nova Scotia, Canada and has its principal place of business at:

     Emera Incorporated
     18th Floor Barrington Tower
     Scotia Square
     P.O. Box 910
     Halifax, Nova Scotia
     Canada B3J 2W5
     (902) 428-6520 (tel)
     (902) 428-6171 (fax)
     Attention:  Richard J. Smith
                 Corporate Secretary and General Counsel

     Emera, on behalf of its officers and directors who are not residents of the United States, ("Officers and Directors") hereby designates and appoints:

     Frederick S. Samp ("Agent")
     Vice President - Finance and Law
     Bangor Hydro-Electric Company
     33 State Street
     Bangor, Maine
     (207) 945-5621 (tel)
     (207) 990-6963 (fax)

as the agent for the Officers and Directors upon whom may be served any process, pleadings, subpoenas, or other papers in:

     (a) any investigation or administrative proceeding conducted by the Commission; and

     (b) any civil suit or action brought against Emera or the Officers and Directors or to which Emera or the Officers and Directors have been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns the provisions of the laws administered by the Commission. Emera stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon, such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

     Emera stipulates and agrees to appoint a successor agent for service of process if Emera discharges the Agent or the Agent is unwilling or unable to accept service on behalf of Emera at any time until Emera is no longer a registered holding company under the Public Utility


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Holding Company Act of 1935. Emera further undertakes to advise the Commission promptly of any change to the Agent's name and address.

     Emera undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the provisions of the acts administered by the Commission.

     Emera has duly caused this exhibit to its Application in File No. 70-9787 to be signed on its behalf by the undersigned thereunto duly authorized.


                                         Emera Incorporated

                                    By:  //s// Richard J. Smith
                                         Corporate Secretary and General Counsel
                                         Emera Inc.
                                         June 21, 2001

     This statement has been signed by the following person in the capacity and on the date indicated.

                                         //s// Frederick S. Samp
                                         Vice President - Finance and Law
                                         Bangor Hydro-Electric Company
                                         June 21, 2001


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